      							OMB Number	3235-0287
								Expires:		September 30, 1998
								Estimated average burden
								hours per response			0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person
	Palo Alto Investors, 470 University Avenue, Palo Alto, CA 94301
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol: Geerlings & Wade, Inc.
(GEER)

3.	IRS or Social Security Number of Reporting Person (Voluntary)
________

4.	Statement for Month/Year April 2000

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			 X  10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (check applicable line)
	____ Form filed by One Reporting Person
	 X   Form filed by More than One Reporting Person -- See Note (1).
SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 5 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	4/12/00

3.	Transaction Code (Instr. 8)

	Code:  P

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,000 -- See Note (2).	 (A) or (D)  A		Price $4.125

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)  478,800  -- See Notes (2) and (3).

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I

7.	Nature of Indirect Beneficial Ownership (Inst. 4) -- See Notes (2)
and (3).
	___________________________________________________________________

FORM 4 (continued)							Page 3 of 5 Pages


Table II -	Derivative Securities Acquired, Disposed of,
		or Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)
N/A___________________________

2.	Conversion or Exercise Price of Derivative Security
_________________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares
________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
__________________________________________________________________________
_

FORM 4 (continued)							Page 4 of 5 Pages

Explanation of Responses:

(1)	The reporting persons consist of (i) Palo Alto Investors, a
registered investment adviser and general partner of investment limited partnerships; and (ii) William L. Edwards, controlling shareholder of Palo
Alto Investors.   Each reporting person disclaims membership in a group
with any other person within the meaning of Rule 13d-5(b)(1) and Rule 16a-1(a)(1) under the Securities Exchange Act of 1934, as amended.

(2) These securities are owned by an investment advisory account of Palo Alto Investors or by an investment limited partnership of which Palo Alto Investors is the general partner.

(3)	Each reporting person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownerships in such securities except to the extent of such reporting person's pecuniary interest.


						PALO ALTO INVESTORS

						By:  /s/ William Leland Edwards	9/21/00
							William Leland Edwards		Date
							President


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)

FORM 4 (continued)							Page 5 of 5 Pages


						JOINT FILER INFORMATION

Name:						William Leland Edwards
							470 University Avenue
							Palo Alto, CA  94301

Designated Filer:				Palo Alto Investors

Issuer & Ticker Symbol:			Geerlings & Wade, Inc. (GEER)

Statement for Month/Year:  April 2000



Signature:		/s/ William Leland Edwards
			William Leland Edwards




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